Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 9 to the Registration Statement on Form S-11 of our report dated March 26, 2010, relating to the financial statements and financial statement schedule of Corporate Property Associates 17 — Global Incorporated, which appears in Corporate Property Associates 17 — Global Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the incorporation by reference of our report dated March 25, 2009 relating to the financial statements of BPLAST LANDLORD (DE) LLC, which appears in Corporate Property Associates 17 — Global Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 16, 2010